UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C., 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date Of Report (Date Of Earliest Event Reported):  10/31/2005

Valero Energy Corporation
(Exact Name of Registrant as Specified in its Charter)

Commission File Number:  1-13175

Delaware	74-1828067
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

One Valero Way
San Antonio, Texas
(Address of Principal Executive Offices, Including Zip Code)

(210) 345-2000
(Registrant’s Telephone Number, Including Area Code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17CFR240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17CFR240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17CFR240.13e-4(c))

Items to be Included in this Report

Item 5.02.    Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On October 31, 2005, William E. Greehey, Chief Executive Officer and Chairman of the Board of Valero Energy Corporation ("Valero"), announced that he will retire from the office of Chief Executive Officer at the end of 2005. He will remain as Chairman of the Board.

On October 31, 2005, the board of directors of Valero elected William R. Klesse, Executive Vice President and Chief Operating Officer of Valero, to the office of Chief Executive Officer effective December 31, 2005.

Effective October 31, 2005, Mr. Klesse was elected to the board of directors of Valero and as Vice Chairman of the board. He has not been assigned to a committee of the board as of the date of this Current Report.

William R. Klesse is 59. He was elected Executive Vice President and Chief Operating Officer of Valero in January 2003. He previously served as Executive Vice President-Refining and Commercial Operations of Valero since the closing of Valero's acquisition of Ultramar Diamond Shamrock Corporation (UDS) on December 31, 2001. He had served as Executive Vice President, Operations of UDS from January 1999 through December 2001. Prior to that, he served as an Executive Vice President for UDS since February 1995, overseeing operations, refining, product supply and logistics. Mr. Klesse is also a director of the managing general partner of Valero L.P.

Valero has entered into change of control agreements with each of its "named executive officers" (as defined in Item 402(a)(3) of Regulation S-K), including Mr. Klesse. The material terms of the change of control agreements are set forth on pages 28 and 29 of Valero's proxy statement for Valero's 2005 annual meeting of stockholders (file no. 1-13175, filed March 23, 2005) under the caption "Certain Relationships and Related Transactions - Transactions with Management and Others," and that information is hereby incorporated by reference into this Current Report.

Signature(s)

Pursuant to the Requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the Undersigned hereunto duly authorized.

Valero Energy Corporation

Date: November 02, 2005.	By:	/s/ Jay D. Browning
Jay D. Browning
Vice President and Secretary